EXHIBIT 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. DECLARES

REGULAR QUARTERLY DIVIDEND

Melville, NY, October 18, 2007 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), "MSC or the Company,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, announced that its Board of Directors has declared its regular quarterly cash dividend of $0.18 per share.  The dividend is payable on November 15, 2007 to shareholders of record at the close of business on November 1, 2007.

About MSC Industrial Direct
MSC Industrial Direct is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (MRO) supplies to industrial customers throughout the United States. MSC distributes in excess of 500,000 industrial products from more than 2,100 suppliers to approximately 348,000 customers. In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States. MSC reaches its customers through a combination of over 30 million direct-mail catalogs and CD-ROMs, approximately 95 branch sales offices, 750 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J&L business acquired in June 2006 and realize the anticipated synergies from this transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company's SEC reports.

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